Exhibit 99.1

Cubic Reports Second Quarter and First Half of Fiscal Year 2014 Results

•                  Sales of $354.5 million for the quarter and $661.6 million for the six-month period

•                  Net income of $16.1 million, or $0.60 per diluted share for the quarter

•                  Net income of $24.5 million or $0.91 per diluted share for the six-month period

•                  Non-GAAP Adjusted EBITDA of $30.0 million for the quarter (see the table included in the section titled “Use of Non-GAAP Financial Information” for a reconciliation of these GAAP and non-GAAP financial measures)

•                  Backlog of $2.665 billion as of March 31, 2014

San Diego, CA, May 12, 2014 — Cubic Corporation (NYSE: CUB) today reported its financial results for the quarter and six-month periods ended March 31, 2014 and announced that it has filed an amended 10-K for the fiscal year ended September 30, 2013 to restate its financial statements.

The company filed with the Securities and Exchange Commission (SEC) its financial statements for the quarters ended December 31, 2013 and March 31, 2014.  In addition, Cubic filed its restated financial statements for the fiscal years ended September 30, 2013 and 2012 and interim periods within fiscal years ended September 30, 2013 and 2012, and adjusted results for the fiscal year ended September 30, 2011 to correct certain immaterial errors. The cumulative impact on shareholders’ equity resulting from the restatement, through September 30, 2013, was an increase of $12.2 million.

Sales for the second quarter of fiscal 2014 were $354.5 million compared to $368.6 million in 2013, as restated, a decrease of 4 percent. Net income attributable to Cubic shareholders was $16.1 million, or $0.60 per diluted share, compared to $29.7 million, or $1.11 per diluted share, as restated, in the second quarter of 2013.

Operating income was $22.2 million compared to $37.4 million, as restated, in the second quarter of 2013.  Operating income decreased 52% in the transportation segment and 61% in the mission support segment, while it increased by $5.7 million in the defense systems segment from break-even last year.

Non-GAAP Adjusted EBITDA (as described below) was $30.0 million or 8.5 percent of sales for the quarter compared to $44.3 million or 12.0 percent of sales in the second quarter of 2013.

Backlog was $2.665 billion at the end of the quarter compared to $2.647 billion at September 30, 2013, as restated, an increase of $17.9 million. Decreases in backlog for the transportation systems and mission support segments were more than offset by an increase in defense systems backlog.

First Half Results

Sales for the first half of fiscal 2014 were $661.6 million compared to $683.4 million in 2013, as restated, a decrease of 3 percent. Net income attributable to Cubic shareholders was $24.5 million, or $0.91 per diluted share, compared to $43.9 million, or $1.64 per diluted share, as restated, in the first half of 2013.

Operating income was $34.0 million in the first half of 2014 compared to $57.9 million, as restated, in 2013.  Operating income decreased 61% in the transportation segment and 46% in the mission support segment, while increasing by $11.3 million in the defense systems segment.

Non-GAAP Adjusted EBITDA was $49.2 million or 7.4 percent of sales for the first six months compared to $69.5 million or 10.2 percent of sales in 2013.

Reportable Segment Results

Transportation Systems

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in millions)
		(As Restated)		(As Restated)
Transportation Systems Segment Sales	$276.1	$263.6	$149.0	$142.4

Transportation Systems Segment Operating Income	$19.9	$50.5	$16.8	$35.3

Cubic Transportation Systems (CTS) sales increased 5% in the second quarter to $149.0 million compared to $142.4 million last year, and increased 5% for the six-month period to $276.1 million from $263.6 million last year. Businesses acquired by CTS in fiscal years 2013 and 2014 contributed sales of $15.1 million and $22.0 million during the quarter and six months ended March 31, 2014, respectively, compared to $1.5 million for the quarter and six months ended March 31, 2013. During the first half of fiscal 2014, sales increased from a system development and services contract in Chicago and from system development contracts in the U.K. For the quarter and six-month periods, CTS realized lower sales from a contract to design and build a system in Vancouver and from a contract to design and build a system in Sydney and other related contracts in Australia. These decreases primarily reflect expected reductions in activity based on the stage of completion of these contracts when comparing the quarter and six-month period ended March 31, 2014 to the corresponding periods in 2013.

CTS operating income decreased 52% in the second quarter to $16.8 million compared to $35.3 million last year, and decreased 61% for the six-month period to $19.9 million from $50.5 million last year. The provision of services on a contract in Chicago began in the 4th quarter of 2013; however, revenue recognized on this contract is limited to billable amounts, which will be significantly less than costs incurred to provide these services until billable amounts increase as the contract progresses. As a result, the operating losses from the Chicago contract in the quarter and six-month period were $13.7 million and $26.1 million, respectively. In addition, for the six-month period operating margins were lower on decreased sales and increases in estimated total costs for the development of a system in Vancouver mentioned above. We are also in a phase of the Sydney contract where we are continuing to install the system while transitioning to full operations and the costs incurred to provide services are greater than the billable revenues for those services. Profit margins are expected to improve as the Sydney system moves into full operations in the first half of next year. The decrease in operating income for the quarter and six-month period was partially offset by increased system usage bonuses on our contract in London. Businesses acquired by CTS in 2013 and 2014 had operating losses of $0.5 million and $1.7 million, respectively, for the three- and six- month periods ended March 31, 2014 compared to an operating loss of $0.3 million for the three- and six-month periods ended March 31, 2013.

Mission Support Services

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in millions)
		(As Restated)		(As Restated)
Mission Support Services Segment Sales	$199.9	$235.6	$100.7	$122.2

Mission Support Services Segment Operating Income	$4.2	$7.8	$1.4	$3.6

Mission Support Services (MSS) sales decreased 18% in the second quarter to $100.7 million compared to $122.2 million last year, and decreased 15% for the six-month period to $199.9 million from $235.6 million last year. Sales in the first half of the fiscal year were lower due in part to the U.S. government’s shut down in October 2013 and to reductions in spending by the U.S. government.  The decrease in sales was also caused by the loss of a contract due to a lower bid by a competitor. These reductions were partially offset by growth in the Simulator Training business area due to a competitive win of a new contract. NEK, a Special Operation Forces training business acquired in December 2012 had sales of $8.9 million and $19.6 million for the three- and six-month periods ended March 31, 2014 compared to sales of $9.1 million and $9.6 million for the three- and six-month periods ended March 31, 2013.

MSS operating income decreased 61% in the second quarter to $1.4 million compared to $3.6 million last year, and decreased 46% for the six-month period to $4.2 million from $7.8 million last year. The decreased operating income for the quarter and six-month period resulted from the sales decreases described above and reduced profit margins on certain contracts due to competitive pressures driving down bid prices. Operating income also decreased as a result of a focused investment we are making to increase our footprint in the Special Operations Forces market. NEK had an operating loss of $0.4 million for the quarter and $0.6 million for the six-month period ended March 31, 2014 compared to $0.3 million for the quarter and $0.5 million for the six-month period ended March 31, 2013.

Defense Systems

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in millions)
		(As Restated)		(As Restated)
Defense Systems Segment Sales
Training systems	$159.3	$152.7	$89.3	$88.3
Secure communications	26.3	31.2	15.5	15.6
	$185.6	$183.9	$104.8	$103.9

Defense Systems Segment Operating Income
Training systems	$12.4	$9.5	$5.8	$6.7
Secure communications	0.7	(1.9)	0.3	(0.6)
Restructuring costs	(0.3)	(6.1)	(0.4)	(6.1)
	$12.8	$1.5	$5.7	$—

Cubic Defense Systems (CDS) sales increased 1% in the second quarter to $104.8 million compared to $103.9 million last year, and increased 1% for the six-month period to $185.6 million from $183.9 million last year. Businesses acquired by CDS in 2013 and 2014 contributed sales of $3.1 million and $5.1 million for the three- and six-month periods ended March 31, 2014 and had no significant sales for the comparable periods ended March 31, 2013. In addition, sales were higher for both the quarter and six-month period from a new ground combat training system development contract in the Far East, from tactical engagement simulation system contracts and from simulator contracts, including a new contract to develop simulation trainers for the Littoral Combat Ships. These increases in sales were nearly offset by lower sales of air combat training systems and communications products and systems for the quarter and six-month period.

Operating income was $5.7 million for the quarter compared to break-even last year, and increased to $12.8 million for the six-month period from $1.5 million last year. Last year’s operating results for the quarter and six-month period had included a restructuring charge of $6.1 million compared to $0.2 million for the quarter and six-month period ended March 31, 2014. Higher operating income on increased sales from the ground combat training system, simulator and development contracts mentioned above contributed to the increase in operating income for the quarter and six-month period. Profit margin improvement in 2014 was also partially due to the restructuring activity in the second quarter of 2013, which reduced ongoing costs. In addition, during the second quarter and first half of fiscal 2013, we had experienced cost increases of $1.4 million and $2.6 million, respectively, on a U.S. government contract for data link products. The increases in operating income for the quarter and first half of the fiscal year were partially offset by decreased operating income on lower sales of air combat training systems.  Businesses acquired by CDS in 2013 and 2014 incurred operating losses of $3.5 million and $3.6 million for the three- and six-month periods ended March 31, 2014, respectively, and had no operating losses in the comparable periods ended March 31, 2013. These operating losses included $0.2 million of transaction and acquisition related costs and $3.1 million of compensation expense which was paid to employees of Intific, a business acquired in February 2014, upon the close of the acquisition.

Financial Restatement Summary

Cubic today also filed its Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the year ended September 30, 2013 to restate its previously filed consolidated financial statements for the fiscal years ended September 30, 2013 and 2012, and each of the quarters of 2013 and 2012, and includes certain immaterial corrections to its previously filed consolidated financial statements for periods prior to the fiscal year ended September 30, 2012.

The restatement resulted in changes to revenues, operating income, net income and earnings per share for 2011 through 2013 as shown in the table below (in thousands, except per share data):

September 30,	2013	2012	2011

Sales (previously reported)	$1,360,723	$1,381,495	$1,295,581
Adjustments	684	22,589	6,003
Sales (as restated)	$1,361,407	$1,404,084	$1,301,584

Operating income (previously reported)	$36,392	$128,022	$113,508
Adjustments	4,343	8,183	5,075
Operating income (as restated)	$40,735	$136,205	$118,583

Net income (previously reported)	$19,798	$91,900	$83,594
Adjustments	5,288	5,527	2,450
Net income (as restated)	$25,086	$97,427	$86,044

Earnings per share (previously reported)	$0.74	$3.44	$3.13
Adjustments	0.20	0.20	0.09
Earnings per share (as restated)	$0.94	$3.64	$3.22

Conference Call

Cubic management will host a conference call to discuss the company’s second quarter and first half results today at 4:30 PM ET (1:30 PM PT) that will be simultaneously broadcast over the Internet. William W. Boyle, Chief Executive Officer, John “Jay” D. Thomas, Chief Financial Officer and Bradley H. Feldmann, President and Chief Operating Officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial

•                  (877) 407-8293 for domestic callers

•                  (201) 689-8349 for international callers.

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

Listeners may access the conference call live over the Internet at the company’s website under the “Investor Relations” tab at www.cubic.com.

Please allow 15 minutes prior to the call to visit our website to download any necessary audio software. For those unable to listen to the live broadcast, an archived version will be available at the same location for approximately 30 days following the live webcast.

About Cubic

Cubic Corporation is globally diversified in transportation and defense markets. The company’s Transportation segment is a leading systems integrator that develops and provides fare collection infrastructure, services and technology for public transit authorities and operators worldwide. Cubic’s Mission Support Services segment is a leading provider of training, operations, maintenance, technical and other support services to the U.S. and allied nations. The Defense Systems segment is a leading provider of realistic combat training systems and secure communications systems. For more information about Cubic, see the company’s web site at www.cubic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,”

“estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward- looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

Adjusted EBITDA represents net income attributable to Cubic before interest, taxes, non-operating income, goodwill impairment charges, depreciation and amortization. We believe that the presentation of Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, Adjusted EBITDA is a factor we use in measuring our performance and compensating certain of our executives. Further, we believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), goodwill impairment charges and non-operating expenses which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance. In addition, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Furthermore, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on Adjusted EBITDA.

The following table reconciles Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in thousands)
		(As Restated)		(As Restated)
Reconciliation:
Net income attributable to Cubic	$24,480	$43,891	$16,092	$29,650
Add:
Provision for income taxes	8,248	13,145	5,809	7,276
Interest expense, net	1,250	773	634	345
Other expense (income), net	(40)	(49)	(386)	53
Noncontrolling interest in income of VIE	69	125	28	52
Depreciation and amortization	15,229	11,597	7,852	6,879
ADJUSTED EBITDA	$49,236	$69,482	$30,029	$44,255

Financial Statements

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(amounts in thousands, except per share data)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
		(As Restated)		(As Restated)
Net sales:
Products	$268,770	$301,754	$146,789	$167,036
Services	392,859	381,651	207,703	201,573
	661,629	683,405	354,492	368,609

Costs and expenses:
Products	196,944	219,032	110,185	119,145
Services	324,180	297,391	162,693	153,320
Selling, general and administrative	85,019	82,263	48,265	41,320
Restructuring costs	203	6,084	203	6,084
Research and development	9,873	12,920	4,959	7,098
Amortization of purchased intangibles	11,403	7,830	6,010	4,266
	627,622	625,520	332,315	331,233

Operating income	34,007	57,885	22,177	37,376

Other income (expense):
Interest and dividend income	363	749	118	312
Interest expense	(1,613)	(1,522)	(752)	(657)
Other income (expense) - net	40	49	386	(53)

Income before income taxes	32,797	57,161	21,929	36,978

Income taxes	8,248	13,145	5,809	7,276

Net income	24,549	44,016	16,120	29,702

Less noncontrolling interest in income of VIE	69	125	28	52

Net income attributable to Cubic	$24,480	$43,891	$16,092	$29,650

Net income per share attributable to Cubic
Basic	$0.91	$1.64	$0.60	$1.11
Diluted	$0.91	$1.64	$0.60	$1.11

Dividends per common share	$0.12	$0.12	$0.12	$0.12

Weighted average shares used in per share calculations:
Basic	26,785	26,736	26,786	26,736
Diluted	26,892	26,736	26,901	26,736

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	September 30,
	2014	2013
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$125,343	$203,892
Restricted cash	68,984	69,381
Marketable securities	—	4,055
Accounts receivable - net	439,626	379,002
Recoverable income taxes	14,231	7,885
Inventories - net	64,303	59,746
Deferred income taxes and other current assets	29,743	18,638
Total current assets	742,230	742,599

Long-term contract receivables	17,410	19,021
Long-term capitalized contract costs	79,010	68,963
Property, plant and equipment - net	63,789	56,305
Deferred income taxes	18,181	19,322
Goodwill	186,808	136,094
Purchased intangibles - net	75,389	57,542
Other assets	15,107	9,772
	$1,197,924	$1,109,618

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$30,000	$—
Trade accounts payable	24,616	40,310
Customer advances	88,830	84,307
Accrued compensation and other current liabilities	143,938	109,253
Income taxes payable	9,842	12,731
Current portion of long-term debt	578	557
Total current liabilities	297,804	247,158

Long-term debt	102,166	102,363
Other long-term liabilities	46,390	43,017

Shareholders’ equity:
Common stock	17,322	15,825
Retained earnings	761,262	740,002
Accumulated other comprehensive loss	8,855	(2,803)
Treasury stock at cost	(36,078)	(36,078)
Shareholders’ equity related to Cubic	751,361	716,946
Noncontrolling interest in variable interest entity	203	134
Total shareholders’ equity	751,564	717,080
	$1,197,924	$1,109,618

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended		Three Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
		(As Restated)		(As Restated)

Operating Activities:
Net income	$24,549	$44,016	$16,120	$29,702
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,229	11,597	7,852	6,879
Share-based compensation expense	2,585	59	1,725	59
Changes in operating assets and liabilities	(71,662)	(111,643)	(15,201)	(66,495)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(29,299)	(55,971)	10,496	(29,855)

Investing Activities:
Acquisition of businesses, net of cash acquired	(79,683)	(53,272)	(10,708)	(20,177)
Purchases of property, plant and equipment	(10,947)	(3,861)	(6,025)	(2,438)
Proceeds from sales or maturities of marketable securities	4,055	—	4,055	—
NET CASH USED IN INVESTING ACTIVITIES	(86,575)	(57,133)	(12,678)	(22,615)

Financing Activities:
Proceeds from short-term borrowings	30,000	70,000	10,000	45,000
Principal payments on short-term borrowings	—	(45,000)	—	(45,000)
Proceeds from long-term borrowings	—	50,000	—	50,000
Principal payments on long-term debt	(284)	(8,273)	(144)	(4,133)
Proceeds from issuance of common stock	113	—	113	—
Dividends paid	(3,215)	(3,208)	(3,215)	(3,208)
Net change in restricted cash	397	(84)	457	(313)
Contingent consideration payments related to acquisitions of businessess	(1,117)	—	(447)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	25,894	63,435	6,764	42,346

Effect of exchange rates on cash	11,431	(13,993)	(615)	(15,387)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(78,549)	(63,662)	3,967	(25,511)

Cash and cash equivalents at the beginning of the period	203,892	212,267	121,376	174,116

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$125,343	$148,605	$125,343	$148,605

Supplemental disclosure of non-cash investing and financing activities:

Liability incurred to acquire NEK, net	$—	$19,552	$—	$—
Liability incurred to acquire ITMS, net	$3,301	$—	$—	$—
Liability incurred to acquire Intific, net	$2,233	$—	$2,233	$—
Receivable from the seller of NextBus	$—	$682	$—	$682